Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on June 9, 2025 (the “June 9, 2025 Form 6-K”). Accordingly, we have attached the June 9, 2025 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On June 6, 2025, the closing sale price of our Ordinary Shares as reported on Nasdaq was $8.41.

___________________________

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

___________________________

The date of this prospectus supplement is June 9, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2025

Commission File Number: 001-40086

PORTAGE BIOTECH INC.

(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File No. 333-275842) and Form F-3 (File No. 333-286961) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statement) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Share Subscription Agreement

On June 5, 2025, Portage Biotech Inc., a company formed under the laws of the British Virgin Islands (the “Portage”), and Compedica Holdings Limited, a company formed under the laws of the Isle of Man (“Compedica”), entered a mutual Subscription Agreement (“Subscription Agreement”). Pursuant to the Subscription Agreement, Portage issued 625,000 ordinary shares at a per share price of $8.00 in exchange for 1,165,501 shares of Compedica with a value of $4.29 per share, in a transaction valued at $5,000,000. Compedica purchased 37.8% of Portage based on the issued and outstanding ordinary shares of Portage immediately prior to the consummation of the Subscription Agreement, resulting in ownership of 27.4% of the issued and outstanding ordinary shares of Portage immediately after the consummation of the Subscription Agreement.

Compedica is developing the OptiPulse® medical device to improve the treatment of diabetic foot ulcers, which afflict approximately 18.6 million people worldwide and a fiveyear mortality rate of approximately 30%, comparable to a cancer diagnosis. Compedica has developed a novel approach to reduce the burden of care and improve outcomes in this area of intense unmet medical need.

The Portage ordinary shares were sold pursuant to an exemption under the Securities Act of 1933, as amended, under Regulation S, and were issued as “restricted stock.” Compedica was granted registration rights on a resale basis, upon demand, while the shares are restricted stock and Compedica is not otherwise able to sell the shares in the public market. The Portage ordinary shares acquired by Compedica are not subject to any lock up arrangement. Portage will reimburse Compedica for up to $50,000 of its legal fees in the transaction. Compedica was also granted the right to have an observer attend board meetings and review written consents of the board of directors, subject to being restricted from access (including participation in the meeting) to confidential or market sensitive information without a non-disclosure obligation with respect to such information. There are no broker fees payable by either party to the Subscription Agreement.

If Portage enters into an equity funding arrangement, subject to the monthly working capital requirements of Portage and unless agreed otherwise by the parties in writing, for a period of 12 months from the date of the Subscription Agreement, Portage will use not less than 50% of the net funds to subscribe for new Compedica equity at a price of $4.29 per share, the intended use of proceeds to be to support the continued development of the Compedica device and its commercialization. To the extent less than 50% of the equity financing are invested in Compedica by Portage in any month (the “Shortfall”), the Shortfall amount shall be added to the obligation of the Company to fund in the next following month (and the aggregate of Shortfalls shall continue to accrue and be rolled forward for the duration of the 12 month term, with any outstanding Shortfall amount not advanced as an equity investment at the end of the 12 month term immediately due and payable (unless agreed otherwise in writing by Compedica)).

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 6-K and is incorporated herein by reference.

Approval by Special Committee

To negotiate and approve the terms of the Subscription Agreement, the board of directors of Portage established a special committee thereof, consisting of Messrs. Steve Mintz, Jean-Christoph Renondin and Justin Stebbing. The committee considered the Subscription Agreement transaction, as presented to the committee. It reviewed the agreement, the overall terms of the transaction, and obligations of the parties thereto and concluded that approval of the transaction represented by the Subscription Agreement was in the best interests of Portage. In reaching the conclusion, the committee evaluated the organization and capitalization of Compedica, the financial position of Compedica based on the unaudited financial statements of Compedica for the period ended December 31, 2024 and the audited financial statements of Compedica for the period ended December 31, 2023, and the limited representations and warranties of Compedica set forth in the Subscription Agreement. The committee also considered the overall business and future potential of the business of Compedica, the state of development and regulatory approval preparation of its potential medical device, and also took into account the fact that there were synergies between Portage and Compedica as both being engaged in medical product development. The committee also considered that building a direct relationship with Compedica may be the first step of an alliance for addressing the North American market by Compedica.

Nasdaq Listing Standards

The sale of the Portage shares increased its shareholders’ equity by $5,000,000, which Portage believes will satisfy the shareholder equity deficiency under the continued listing rules of the Nasdaq Capital Market. As of the date of this Current Report, the Company believes it has stockholders’ equity well in excess of the $2.5 million requirement for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1).

Unregistered Sales of Equity Securities.

Pursuant to the Subscription Agreement, the Company issued voting ordinary shares to Compedica. The issuance was exempt from registration under the Securities Act, in reliance on Regulation S. The information contained in other sections of this Current Report on Form 6-K is incorporated by reference into this part of the Form 6-K. Compedica represented that it was acquiring Portage shares for investment only and not with a view towards, or for resale in connection with a public sale or distribution thereof. The securities have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 6-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy any ordinary shares of the Company.

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Subscription Agreement between Portage Biotech Inc. and Compedica Holdings, LLC, dated June 5, 2025.

99.1*	Press release dated June 9, 2025, about share sale and purchase.

_______

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 9, 2025

PORTAGE BIOTECH INC.

By:	/s/ Andrea Park
Name:	Andrea Park
Title:	Chief Financial Officer

Exhibit 10.1

PORTAGE BIOTECH INC. SUBSCRIPTION AGREEMENT

As of June 5, 2025

Portage Biotech, Inc.

1111B S Governors Ave #25907

Dover, DE 19904

Ladies and Gentlemen:

The undersigned subscriber, Compedica Holdings Limited, with an address at Viking House, Nelson Street, Douglas, Isle of Man IM1 2AH (email for notices: denham@burnbrae.com) (the “Subscriber”) desires to purchase 625,000 ordinary shares (the “Common Stock”), of Portage Biotech, Inc., a company formed under the laws of the British Virgin Islands, with an address at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands VG1110 (email for notices: andrea@portagebiotech.com) (the “Company”), with a per share value of $8.00 (“Portage Shares”) in consideration for 1,165,501 shares of Subscriber (the “Subscription Price”) with a per share value of $4.29 (“Compedica Shares”).

Subscriber will be purchasing 37.8% of the Company based on the issued and outstanding ordinary shares of the Company immediately prior to the consummation of this Agreement, resulting in ownership of 27.4% of the issued and outstanding ordinary shares of the Company immediately after the consummation of this Agreement.

In connection with this offer to purchase, the Subscriber and the Company agree and acknowledge the following:

Section 1. Access to Information. Each of the Subscriber and the Company have had access to information about the other party to enable to make an informed decision to enter into the transaction and to acquire the equity securities of the other as set out in this transaction. Each party has provided the other the additional opportunity to ask questions and receive answers from management concerning their respective businesses, financial position, and prospects of the other and the terms of the securities to be exchanged. Each of the Company and the Subscriber is satisfied with the responses to any questions or concerns raised by one or the other. Each party hereby acknowledges receipt of all information and materials that it deems necessary to evaluate an investment in the securities of the other and the exchange of securities.

Section 2. Subscriber’s Acknowledgments. The Company has disclosed to the Subscriber and the Subscriber understands that:

(a)               AN INVESTMENT IN THE COMPANY INVOLVES CONSIDERABLE RISKS NOT ASSOCIATED WITH OTHER INVESTMENTS, INCLUDING WITHOUT LIMITATION, THAT THE COMPANY WILL NEED TO REORGANIZE ITS OPERATIONS, WILL NEED ADDITIONAL FINANCING TO OPERATE IN THE SHORT AND LONG TERM, THE COMPANY IS DEPENDENT ON MANAGEMENT AND OTHER KEY PERSONNEL, THE COMPANY PRODUCTS ARE EARLY STAGE MEDICAL PRODUCTS, THERE IS SIGNIFICANT COMPETITION FOR THE COMPANY’S PRODUCTS AND SERVICES, THE COMPANY HAS LIMITED MARKETING CAPABILITIES AND RESOURCES, THE COMPANY WILL DEPEND ON INTELLECTUAL PROPERTY TO COMPETE EFFECTIVELY, AND THE COMPANY IS DEPENDENT ON NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL ADVANCES.

(b)               The public market for the Common Stock is volatile and limited, therefore the Subscriber should anticipate holding the Common Stock purchased hereunder for a considerable amount of time and there is no assurance that the Portage Shares will be able to be sold in the public market.

(c)               Due to the absence of a substantial public market for the Common Stock: (i) the Subscriber may not be able to liquidate this investment in the event of an unexpected need for cash; (ii) transferability of the Portage Shares is limited, and (iii) in the event of a disposition of the Portage Shares, the Subscriber could sustain a loss.

(d)               The Subscriber can bear the economic risk of losing its, his or her entire investment in the Portage Shares. The Subscriber is prepared to bear the economic risk of this investment for an indefinite time.

(e)               The Subscriber has adequate means of satisfying the Subscriber’s short term needs for cash and has no present need for liquidity which would require the Subscriber to sell the Portage Shares.

(f)                The Portage Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act of 1933”), or state securities laws and, therefore, the Portage Shares cannot be resold or transferred in the United States public markets unless the shares are subsequently registered under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws or exemptions from such registration are available.

(g)               A legend relating to the restrictions on the transfer of the Portage Shares will be placed on the Common Stock to be purchased by the Subscriber.

(h)               The Portage Shares have not been registered under the Securities Act of 1933 in reliance upon an exemption under the provisions of the Securities Act of 1933 which depends, in part, upon the investment intention of the purchaser. In this connection, the Subscriber understands that it is the position of the Securities and Exchange Commission (the “SEC”) that the statutory basis for such exemption would not be present if the representation of the purchaser merely meant that its present intention was to hold the Portage Shares for a short period, for a deferred sale, for a market rise, or for a sale if the market does not rise (assuming that a market develops) for a year, or for any other fixed period. The Subscriber realizes that, in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with this investment representation, and the SEC might regard such a sale or disposition as a deferred sale to which the exemption is not available.

(i)                 The Subscriber understands that because of its ownership position in the Company, it is an “affiliate” of the Company, as that term is defined in Regulation D, promulgated under the Securities Act of 1933. Therefore, the Subscriber understands that there are substantial legal restrictions on its ability to dispose of the Portage Shares and other reporting requirements under the United States federal securities laws.

(j)                 No federal or state agency has made any finding or determination as to the fairness of the investment, nor have they made any recommendation or endorsement concerning the Portage Shares. The Subscriber understands that the per share price is based on the then market price of the shares but that the market may not be an accurate means of measuring the value of a share and the overall value of the Company.

(k)               This Subscription Agreement is not revocable by the Subscriber and the Subscriber is submitting this Subscription Agreement intending to be legally bound thereby.

(l)                 The Subscriber acknowledges that he or she is not entitled to any preemptive rights with respect to any shares of the capital stock of the Company, any options, warrants or other rights to subscribe for any shares of capital stock of the Company or any security convertible into or exchangeable for any shares of capital stock of the Company, and that its, his or her investment in the Portage Shares could be subject to significant dilution.

Section 3. Company Acknowledgments. The Subscriber has disclosed to the Company and the Company understands that:

(a)               AN INVESTMENT IN THE SUBSCRIBER INVOLVES CONSIDERABLE RISKS NOT ASSOCIATED WITH OTHER INVESTMENTS, INCLUDING WITHOUT LIMITATION, THAT THE COMPANY WILL NEED ADDITIONAL FINANCING TO OPERATE IN THE SHORT AND LONG TERM, THE COMPANY IS DEPENDENT ON MANAGEMENT AND OTHER KEY PERSONNEL, THE COMPANY PRODUCTS ARE EARLY STAGE MEDICAL PRODUCTS, THERE IS SIGNIFICANT COMPETITION FOR THE COMPANY’S PRODUCTS AND SERVICES, THE COMPANY HAS LIMITED MARKETING CAPABILITIES AND RESOURCES, THE COMPANY WILL DEPEND ON INTELLECTUAL PROPERTY TO COMPETE EFFECTIVELY, AND THE COMPANY IS DEPENDENT ON NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL ADVANCES.

(b)               There is no public market for the Compedica Shares, therefore the Company should anticipate holding the Compedica Shares purchased hereunder for a considerable amount of time and there is no assurance that the Compedica Shares will be able to be sold in a future public market.

(c)               Due to the absence of a public market for the Compedica Shares: (i) the Company may not be able to liquidate this investment in the event of an unexpected need for cash; (ii) transferability of the Compedica Shares is limited, and (iii) in the event of a disposition of the Compedica Shares, the Subscriber could sustain a loss.

(d)               The Company can bear the economic risk of losing its, his or her entire investment in the Compedica Shares. The Company is prepared to bear the economic risk of this investment for an indefinite time.

(e)               The Company has adequate means of satisfying the Company’s short term needs for cash and has no present need for liquidity which would require the Company to sell the Compedica Shares.

(f)                Compedica is not a registration under the Securities Act or the Securities and Exchange Act of 1934, as amended, and the Compedica Shares have not been registered under the Securities Act of 1933, or state securities laws and, therefore, the Compedica Shares cannot be resold or transferred in the United States other than in accordance with applicable securities laws.

(g)               No United States federal or state agency or governmental agency of any other jurisdiction has made any finding or determination as to the fairness of the investment, nor have they made any recommendation or endorsement concerning the Compedica Shares. The Company understands that the per share price is based on the last issue price of Compedica Shares by Compedica, in a private offering of its securities but that issue price may not be an accurate representation of the current value of a share and the overall value of Compedica.

(h)               The Company acknowledges that it is not entitled to any preemptive rights with respect to any shares of the capital stock of Compedica, any options, warrants or other rights to subscribe for any shares of capital stock of Compedica or any security convertible into or exchangeable for any shares of capital stock of Compedica, and that its, his or her investment in the Compedica Shares could be subject to significant dilution.

Section 4. Representations. Each of the Parties represents and warrants to the other as follows:

(a)               The party has full power and authority to enter into, deliver and perform this Subscription Agreement and to consummate the transactions contemplated hereby. This Subscription Agreement is the valid and binding obligation of the party, enforceable against him or her in accordance with its terms. The party has the capacity to execute and deliver this Subscription Agreement and to perform its, his or her obligations hereunder.

(b)               The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any agreement or contract to which the party is a party or by which it, he or she is bound or any applicable law, ordinance, rule or regulation of any governmental body having jurisdiction over the party or any order, judgment or decree applicable to the party.

(c)               The Subscriber is acquiring the Common Stock for his or her own account for investment only and not for or with a view to resale or distribution. The Subscriber has not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else the Common Stock which it, he or she is subscribing to purchase and the Subscriber has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.

(d)               The principal place of business of the party is in the location indicated in the address beneath it, his or her signature at the end of this Subscription Agreement. Unless otherwise indicated, all communications, contacts and discussions relating to this Agreement occurred in the location in which the Subscriber maintains his or her residence.

Section 5. Reliance on Representations. Each of the Company and the Subscriber acknowledges and understands that the party hereto and its respective directors, officers, employees, agents and representatives are relying upon the information, representations and agreements contained in this Subscription Agreement and upon any other information which has been furnished by one party to the other in determining to enter into this Agreement and the suitability of the exchange of securities as set forth herein.

Section 6. Agreements of the Subscriber. The Subscriber hereby agrees as follows:

(a)               Any Common Stock acquired pursuant to this offer will not be sold or otherwise transferred: (i) without delivery to the Company of an opinion of counsel in a form reasonably satisfactory to the Company to the effect that such proposed transfer is being made pursuant to the registration requirements of the Securities Act or pursuant to an exemption therefrom and complies in all respects with any applicable state securities or “Blue Sky” laws, or (ii) without registration under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws, or (ii) without registration under the Securities Act of 1933 and applicable state securities or “Blue Sky” laws.

Section 7. Agreements of the Company. The Company hereby agrees as follows:

(a)               Any Compedica Shares acquired pursuant to this Subscription Agreement will not be sold or otherwise transferred other than with the written consent of Compedica.

(b)               Subject to the monthly working capital requirements of the Company (agreed with Compedica) and unless agreed otherwise by the parties in writing, for a period of 12 months from the date of this Subscription Agreement the Company will utilize not less than 50% of net funds received by the Company from its proposed At-The-Market funding (“ATM Funds”) and/or third party equity financing to subscribe for new Compedica Shares at a price of $4.29 per share to support the continued development of Compedica and its products and their commercialization. The parties shall cooperate in good faith to agree the amount of net funds received by the Company on a monthly basis during the 12 month period and to finalise terms for equity investment by the Company in new Compedica Shares. To the extent less than 50% of ATM Funds and/or third party equity financing are invested in Compedica by the Company in any month (the “Shortfall”), the Shortfall amount shall be added to the obligation of the Company to fund 50% of ATM Funds and/or third party equity financing in the next following month (and the aggregate of Shortfalls shall continue to accrue and be rolled forward for the duration of the 12 month term, with any outstanding Shortfall amount not advanced as an equity investment at the end of the 12 month term immediately due and payable (unless agreed otherwise in writing by Compedica)).

(c)               The Company agrees that within 45 days after receipt of a written request to register the Portage Shares, it will file a registration statement with the Securities and Exchange Commission pursuant to the Securities Act providing for the registration of the Portage Shares on a resale basis. The terms of this registration obligation will be the same as provided in that certain Registration Rights Agreement dated January 23, 2025, that the Company issued to certain investors of even date therewith.

Section 8. Observer. So long as the Subscriber owns at least 5% of the issued and outstanding ordinary shares of the Company, (i) it will have the right to send an observer to each meeting of the board of directors of the Company and will be provided with notice of each meeting of the board of directors and provided with a complete copy of the materials sent to the members of the board of directors, and (ii) it will be provided with a copy of each proposed board of director written consent together with any accompanying materials thereto. Notwithstanding the obligation to provide the meeting and consent materials, if any of the board materials contain confidential information or securities sensitive market information about the Company, these may be excluded from such board and consent materials so long as there is a sufficient notation of the kind and scope of materials so excluded, and the Subscriber is offering the opportunity to enter into a non-disclosure agreement so as to obtain a copy of the excluded materials. Additionally, the board of directors may request that any observer be excluded from all or a portion of the board deliberations as may be required by applicable law, regulations of Nasdaq, or so as to proceed with deliberation of confidential and securities market sensitive information. Under the same conditions as stated herein, the Subscriber shall have the right to request to be an observer of any committee of the board of directors. It is not the obligation of the Subscriber to send an observer to any meeting of the board of directors or a committee thereof and at any time the observer may excuse him – her self and/or ask that all or specific board and consent materials be withheld from the Subscriber for a specific meeting or consent or for a category of information for a specified time period.

Section 9. Indemnification. The Subscriber agrees to indemnify and hold harmless the Company and each director, officer, employee, agent or representative thereof from and against any and all loss, damage or liability and all related costs and expenses (including, but not limited to, reasonable attorney’s fees and costs of investigation) due to or arising out of a breach of any covenant, representation or warranty made by the Subscriber in this Subscription Agreement. The Company agrees to indemnify and hold harmless the Subscriber and each director, officer, employee, agent or representative thereof from and against any and all loss, damage or liability and all related costs and expenses (including, but not limited to, reasonable attorney’s fees and costs of investigation) due to or arising out of a breach of any covenant, representation or warranty made by the Company in this Subscription Agreement.

Section 10. Miscellaneous.

(a)               The Company hereby agrees to reimburse all properly incurred legal and other professional expenses of the Company in relation to the negotiation and execution of this Subscription Agreement up to a maximum of $50,000 (plus applicable taxes incurred by the Subscriber).

(b)               All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.

(c)               Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof, and all matters arising directly or indirectly herefrom, shall be governed by, and construed in accordance with, the laws of the state of Delaware without regard to the choice of law principles thereof.

(d)               This Subscription Agreement and exhibits hereto constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(e)               Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine shall include the feminine and neuter genders, and vice-versa; and the word “person” shall include an individual, corporation, partnership, trust, estate or other entity.

Section 11. Subscription. The Subscriber shall deliver the Compedica Shares as soon as possible after the signing of this Agreement, which may be either a share certificate or direct registration statement or similar evidence of the ownership interest in Compedica. The Company shall deliver the Portage Shares as soon as possible after the signing of this Agreement, which may be either a share certificate or direct registration statement or similar evidence of the ownership interest in the Company.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT AND DOES NOT PASS UPON THE MERITS OF THE PORTAGE SHARES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING MATERIALS OF THE COMPANY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EACH PARTY HERETO HAS CONSULTED ITS, HIS OR HER OWN LEGAL COUNSEL, ACCOUNTANT AND BUSINESS AND FINANCIAL ADVISERS, AS IT HAS DETERMINED, AS TO ALL LEGAL, TAX AND RELATED MATTERS CONCERNING THE TERMS OF THIS AGREEMENT AND THE CONSEQUENCES THEREOF.

This Subscription Agreement is dated as of the date first written above.

[Signature Page Follows]

PORTAGE BIOTECH, INC.

By:	/s/ Alexander Pickett
Name: Alexander Pickett
Title: Chief Executive Officer

Compedica Holdings Limited

By:	/s/ Denham Eke
Name: Denham Eke
Title: Chief Financial Officer

.

[Signature Page to Portage Biotech, Inc. Subscription Agreement]

EXHIBIT 99.1

Portage Biotech and Compedica Stock-for-Stock Exchange

DOVER, Del., June 09, 2025 (GLOBE NEWSWIRE) -- Portage Biotech Inc. (NASDAQ: PRTG), a clinical-stage immuno-oncology company formed under the laws of the British Virgin Islands (“Portage”) announce that on June 5, 2025 Portage and Compedica Holdings Limited, a company formed under the laws of the Isle of Man (“Compedica”) entered a mutual Subscription Agreement (“Subscription Agreement”).

Pursuant to the Subscription Agreement, Portage issued 625,000 ordinary shares at a per share price of $8.00 in exchange for 1,165,501 shares of Compedica with a value of $4.29 per share, in a transaction valued at $5,000,000. After the transaction, Compedica will own 27.4% of the issued and outstanding ordinary shares of Portage. The Portage ordinary shares were sold pursuant to an exemption under the Securities Act of 1933, as amended, under Regulation S, and were issued as “restricted stock.”

Under the terms of the agreement, if Portage enters into an equity funding arrangement, subject to the working capital requirements of Portage and unless agreed otherwise by the parties in writing, Portage will use not less than 50% of net funds received to subscribe for new Compedica equity at a price of $4.29 per share, the intended use of proceeds to be to support the continued development of the Compedica device and its commercialization.

Jamie Gibson, Chief Executive Officer of Compedica, said “The subscription by Portage for shares in Compedica, together with the funding commitment, provides Compedica with additional support. Compedica expects to publish the results of its randomized clinical trial in Q4 2025 whilst it continues its scale-up ahead of the launch of first commercial sales, expected to be in the first half of 2026. The diabetic foot ulcer (DFU) market is worth over $4 billion in the US alone, and the OptiPulse medical device has the potential to be the gold standard for the treatment of DFUs as the trial is expected to show that the device improves the outcome for patients and reduces costs for insurers. Working with Portage, we now have the platform to reach a wider investment audience and introduce the OptiPulse active therapy system as we focus on commercializing the device in North America in 2026.”

Alexander Pickett, Director and Chief Executive Officer of Portage, said, “Diabetic foot ulcers afflict approximately 18.6 million people worldwide and have a five-year mortality rate of approximately 30%, comparable to a cancer diagnosis. Compedica has developed a novel approach to reduce the burden of care and improve outcomes in this area of intense unmet medical need.” (JAMA https://pubmed.ncbi.nlm.nih.gov/37395769/)

Justin Stebbing, a Non-Executive Director of Portage, and a member of the Independent Committee that approved the transaction, further commented, “We are delighted to complete this strategic alliance with Compedica. We have been in discussions with Compedica for some months, figuring out a structure whereby we can support the business as it scales-up its North American operations. Hopefully, this transaction is the first step in what will be a successful partnership. We look forward to working with Jamie and his team and making further announcements regarding the business over the next 6-12 months as the business enters a critical period in its growth, with the results of its randomized clinical trial the first milestone on the horizon, expected to be published in the last quarter of the 2025 calendar year.”

Additional information about the Subscription Agreement
Compedica was granted registration rights on a resale basis, upon demand. Compedica is not subject to any lock-up arrangement. Compedica was also granted the right to have an observer attend board meetings and review written consents of the board of directors, subject to restrictions on being given confidential or market-sensitive information without a non-disclosure obligation with respect to such information. There are no broker fees in connection with the transaction.

About Portage Biotech
Portage Biotech is a clinical-stage immuno-oncology company advancing a pipeline of novel biologics to transform the immune system’s ability to fight cancer. For more information, visit www.portagebiotech.com.

About Compedica
Compedica is a medical device technology company dedicated to developing innovative product solutions that harness the healing power of blood flow to help healthcare professionals prevent and treat Diabetic Foot Ulcers (DFUs) through its OptiPulse active therapy system. For more information, visit www.compedica.com.

Forward-Looking Statements
All statements in this news release, other than statements of historical facts, including without limitation, statements regarding the Company’s business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “will,” “may,” “plans,” “potential,” “continues,” or similar expressions or variations on such expressions are forward-looking statements. As a result, forward-looking statements are subject to certain risks and uncertainties, including, but not limited to: the risk that the Company may not secure financing, the uncertainty of the Company’s ability to continue as a going concern, scientific results may not be as expected, and other factors set forth in “Item 3 - Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2024 and “Business Environment – Risk Factors” in the Company’s Management’s Discussion and Analysis for the Three and Six Months ended September 30, 2024, filed as Exhibit 99.2 to the Company’s Form 6-K. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

For More Information:
Portage Biotech
Alexander Pickett, Chief Executive Officer
ir@portagebiotech.com